Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2015 RESULTS

May 8, 2015 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenue for the quarter ended March 31, 2015 decreased 5.4% to $13.8 million from $14.5 million for the quarter ended March 31, 2014. Gross margin increased to 26.4% for the quarter ended March 31, 2015 from 25.4% for the quarter ended March 31, 2014. Selling, general and administrative expenses increased $257,000 to $1,776,000 for the quarter ended March 31, 2015, from $1,519,000 for the quarter ended March 31, 2014. In February 2014, the company collected $393,000 on a receivable which had been fully reserved in prior years. The $393,000 was recorded as a reduction of selling, general and administrative expenses in the quarter ended March 31, 2014. Operating income for the quarter ended March 31, 2015 was $1.5 million compared to $1.8 million for the quarter ended March 31, 2014.

The Company had non-operating income of $0.4 million for the quarter ended March 31, 2015 compared to non-operating income of $1.2 million for the quarter ended March 31, 2014. The decrease in non-operating income was due to lower returns on marketable securities. Net income was $1.2 million, or $0.12 per basic and diluted share, for the quarter ended March 31, 2015, compared to $1.9 million, or $0.20 per basic and diluted share, for the quarter ended March 31, 2014.

For the six months ended March 31, 2015 the Company had net revenue of $20.0 million and net income of $0.1 million ($0.01 per basic and diluted share) versus net revenue of $24.6 million and net income of $2.3 million ($0.25 per basic and diluted share) for the six months ended March 31, 2014.

At March 31, 2015, the Company had $97.4 million of cash and marketable securities compared to $94.3 million at September 30, 2014. Net working capital was $108.0 million at March 31, 2015. The Company has no short or long term debt.

E.J. Elliott, Gencor’s Chairman, stated, “After a slow start in the first quarter of our fiscal year, sales activity increased in the second quarter. Customer interest in asphalt plants and component purchases has picked up. However, highway contractors still remain cautious over the shortfall in funding of the Highway Trust Fund and the May 31, 2015 expiration of the ten month extension of MAP-21. Gencor’s gross margins of 26.4% in the quarter improved for the fourth year in a row, the result of business process improvement initiatives undertaken over the past few years.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2014; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000